Exhibit 99.1

OPTICAL CABLE CORPORATION 5290 Concourse Drive Roanoke, VA 24019 (Nasdaq GM: OCC) www.occfiber.com

AT THE COMPANY:

Neil Wilkin	Tracy Smith
Chairman, President & CEO	Senior Vice President & CFO
(540) 265-0690	(540) 265-0690
investorrelations@occfiber.com	investorrelations@occfiber.com

AT JOELE FRANK, WILKINSON BRIMMER KATCHER:

Andrew Siegel	Aaron Palash
(212) 355-4449 ext. 8627	(212) 355-4449 ext. 8603
occ-jfwbk@joelefrank.com	occ-jfwbk@joelefrank.com

FOR IMMEDIATE RELEASE

OPTICAL CABLE CORPORATION REPORTS

THIRD QUARTER OF 2022 FINANCIAL RESULTS

OCC® Achieves Year-over-Year Increases in Net Sales and Gross Profit in the Third Quarter and First Nine Months of Fiscal Year 2022

Roanoke, Va., September 12, 2022 — Optical Cable Corporation (Nasdaq GM: OCC) (“OCC®” or the “Company”) today announced financial results for its third quarter ended July 31, 2022.

Third Quarter 2022 Financial Results

Consolidated net sales for the third quarter of fiscal year 2022 increased 11.2% to $17.4 million, compared to net sales of $15.6 million for the same period last year. The Company experienced an increase in net sales in its specialty markets, including the wireless carrier market, in the third quarter of fiscal 2022, compared to the same period last year. The increase was partially offset by a decrease in net sales in the enterprise market.

During the third quarter of fiscal year 2022, the Company continued to see product demand, sales and production volume increase compared to the same period last year. Its sales order backlog/forward load exceeded $15.0 million at the end of the third quarter of fiscal year 2022—remaining approximately three-to-five times higher than typical levels—as product demand continues to be robust.

Production volumes continued to be tempered during the third quarter of fiscal year 2022 by supply chain and labor constraints, hindering further net sales increases. The Company experienced improvement in production labor recruitment during the third quarter of fiscal year 2022, from which the Company expects to benefit in the future. The training of new production employees impacts production volumes (and labor costs) until those employees are fully trained and operating at capacity.

Optical Cable Corp. – Third Quarter 2022 Earnings Release

Gross profit increased 17.6% to $4.8 million in the third quarter of fiscal year 2022, compared to gross profit of $4.1 million for the same period last year.

Gross profit margin, or gross profit as a percentage of net sales, was 27.7% in the third quarter of fiscal year 2022 compared to 26.2% in the third quarter of fiscal year 2021.

Gross profit margins during the third quarter of fiscal year 2022 were impacted by increases in production labor and material costs, partially offset by necessary prospective price increases on new sales orders for many of the Company’s products.

SG&A expenses increased to $5.0 million during the third quarter of fiscal year 2022, compared to $4.5 million for the third quarter of fiscal year 2021. The increase in SG&A expenses was primarily the result of net increases in employee and contracted sales personnel related costs.

For the third quarter of fiscal year 2022, OCC recorded a net loss of $372,000, or $0.05 per basic and diluted share, compared to net income of $5.4 million, or $0.71 per basic and diluted share, for the third quarter of fiscal year 2021, with gain on the extinguishment of the Company’s paycheck protection program loan and employee retention tax credit positively impacting results in the third quarter of fiscal year 2021.

Fiscal Year-to-Date 2022 Financial Results

Consolidated net sales for the first nine months of fiscal year 2022 increased 13.3% to $49.0 million, compared to net sales of $43.3 million for the first nine months of fiscal year 2021. The Company achieved increases in net sales in both its enterprise and specialty markets, including the wireless carrier market, in the first nine months of fiscal year 2022, compared to the same period last year.

OCC reported gross profit of $13.9 million in the first nine months of fiscal year 2022, an increase of 23.8% compared to gross profit of $11.2 million in the first nine months of fiscal year 2021.

The Company’s gross profit margins tend to be higher when it achieves higher net sales levels due to its operating leverage, as certain fixed manufacturing costs are spread over higher sales. This operating leverage positively impacted the gross profit margin during the first nine months of fiscal year 2022, particularly during the first quarter of fiscal year 2022. This positive impact during the first quarter of fiscal year 2022 was partially offset during the second and third quarters by the impact of increasing costs of raw materials, created by rapidly occurring inflation, for sales orders accepted prior to raw material cost increases.

SG&A expenses increased 10.0% to $14.8 million during the first nine months of fiscal year 2022 from $13.4 million for the first nine months of fiscal year 2021. The increase in SG&A expenses during the first nine months of fiscal year 2022 compared to the first nine months of fiscal year 2021 was primarily the result of increases in employee and contracted sales personnel related costs.

OCC recorded a net loss of $1.5 million, or $0.20 per basic and diluted share, for the first nine months of fiscal year 2022, compared to net income of $6.6 million, or $0.88 per basic and diluted share, for the first nine months of fiscal year 2021, with gain on the extinguishment of the Company’s paycheck protection program loan and employee retention tax credits positively impacting results during the first nine months of fiscal year 2021.

Optical Cable Corp. – Third Quarter 2022 Earnings Release

Management's Comments

Neil Wilkin, President and Chief Executive Officer of OCC, said, “Our third quarter results reflect the OCC team’s success executing in a dynamic market that continues to demonstrate robust demand for our diversified product offering. During the quarter, we made progress in scaling up our production team to increase our production capacity, and these efforts will continue so we can meet expected strong product demand and capture additional growth opportunities. In addition, the OCC team continued to successfully execute strategies designed to mitigate the impact of supply chain constraints and inflationary pressures.”

Mr. Wilkin added, “As a result of our growth strategies, demand for our suite of mission-critical cabling and connectivity products and solutions continues to be strong, and our large sales order backlog bodes well for the remainder of the fiscal year and into next year. We continue to focus on executing our growth strategies, increasing production capacity and operating efficiently as we serve our customers and end-users and drive enhanced value for shareholders.”

Conference Call Information

As previously announced, OCC will host a conference call today, September 12, 2022, at 10:00 a.m. Eastern Time. Individuals wishing to participate in the conference call should call (800) 225-9448 in the U.S. or (203) 518-9856 internationally, Conference ID: OCCQ322. For interested individuals unable to join the call, a replay will be available through Monday, September 19, 2022 by dialing (800) 839-5637 or (402) 220-2562. The call will also be broadcast live over the internet and can be accessed by visiting the investor relations section of the Company’s website at www.occfiber.com.

Company Information

Optical Cable Corporation (“OCC®”) is a leading manufacturer of a broad range of fiber optic and copper data communication cabling and connectivity solutions primarily for the enterprise market and various harsh environment and specialty markets (collectively, the non-carrier markets) and also the wireless carrier market, offering integrated suites of high-quality products which operate as a system solution or seamlessly integrate with other providers’ offerings.

OCC® is internationally recognized for pioneering innovative fiber optic and copper communications technologies, including fiber optic cable designs for the most demanding environments and applications, copper connectivity designs to meet the highest data communication industry standards, as well as a broad product offering built on the evolution of these fundamental technologies.

OCC uses its expertise to deliver cabling and connectivity products and integrated solutions that are best suited to the performance requirements of each end-user’s application. And OCC’s solutions offerings cover a broad range of applications—from commercial, enterprise network, datacenter, residential and campus installations to customized products for specialty applications and harsh environments, including military, industrial, mining, petrochemical and broadcast applications, as well as for the wireless carrier market.

Optical Cable Corp. – Third Quarter 2022 Earnings Release

Founded in 1983, OCC is headquartered in Roanoke, Virginia with offices, manufacturing and warehouse facilities located in Roanoke, Virginia, near Asheville, North Carolina and near Dallas, Texas. OCC’s facilities are ISO 9001:2015 registered and its Roanoke and Dallas facilities are MIL-STD-790G certified.

Optical Cable Corporation™, OCC®, Procyon®, Superior Modular Products™, SMP Data Communications™, Applied Optical Systems™, and associated logos are trademarks of Optical Cable Corporation.

Further information about OCC® is available at www.occfiber.com.

FORWARD-LOOKING INFORMATION

This news release by Optical Cable Corporation and its subsidiaries (collectively, the “Company” or “OCC”) may contain certain forward-looking information within the meaning of the federal securities laws. The forward-looking information may include, among other information, (i) statements concerning our outlook for the future, (ii) statements of belief, anticipation or expectation, (iii) future plans, strategies or anticipated events, and (iv) similar information and statements concerning matters that are not historical facts. Such forward-looking information is subject to known and unknown variables, uncertainties, contingencies and risks that may cause actual events or results to differ materially from our expectations, and such known and unknown variables, uncertainties, contingencies and risks may also adversely affect Optical Cable Corporation and its subsidiaries, the Company’s future results of operations and future financial condition, and/or the future equity value of the Company. A partial list of such variables, uncertainties, contingencies and risks that could cause or contribute to such differences from our expectations or that could otherwise adversely affect Optical Cable Corporation and its subsidiaries is set forth in Optical Cable Corporation’s quarterly and annual reports filed with the Securities and Exchange Commission (“SEC”) under the heading “Forward-Looking Information.” OCC’s quarterly and annual reports are available to the public on the SEC’s website at http://www.sec.gov. In providing forward-looking information, the Company expressly disclaims any obligation to update this information, whether as a result of new information, future events or otherwise except as required by applicable laws and regulations.

(Financial Tables Follow)

Optical Cable Corp. – Third Quarter 2022 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(thousands, except per share data)

(unaudited)

	Three Months Ended July 31,		Nine Months Ended July 31,
	2022	2021	2022	2021

Net sales	$17,383	$15,635	$49,024	$43,252
Cost of goods sold	12,575	11,545	35,136	32,033

Gross profit	4,808	4,090	13,888	11,219

SG&A expenses	4,954	4,531	14,771	13,428
Royalty (income) expense, net	6	5	20	(45)
Amortization of intangible assets	14	11	38	34

Loss from operations	(166)	(457)	(941)	(2,198)

Interest expense, net	(198)	(175)	(539)	(530)
Other, net	2	6,009	(39)	9,322
Other income (expense), net	(196)	5,834	(578)	8,792

Income (loss) before income taxes	(362)	5,377	(1,519)	6,594

Income tax expense (benefit)	10	4	17	(22)

Net income (loss)	$(372)	$5,373	$(1,536)	$6,616

Net income (loss) per share:
Basic and diluted	$(0.05)	$0.71	$(0.20)	$0.88

Weighted average shares outstanding:
Basic and diluted	7,517	7,548	7,525	7,540

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Optical Cable Corp. – Third Quarter 2022 Earnings Release

OPTICAL CABLE CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEET DATA

(thousands)

(unaudited)

	July 31, 2022	October 31, 2021
Cash	$192	$132
Trade accounts receivable, net	10,154	8,376
Inventories	18,687	16,304
Other current assets	368	2,754
Total current assets	29,401	27,566
Non-current assets	9,607	10,351
Total assets	$39,008	$37,917

Current liabilities	$7,076	$6,168
Non-current liabilities	11,048	9,543
Total liabilities	18,124	15,711
Total shareholders’ equity	20,884	22,206
Total liabilities and shareholders’ equity	$39,008	$37,917

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